UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2010 (March 26, 2010)

Advanta Corp.
 (Exact name of registrant as specified in its charter)

Delaware	0-14120	23-1462070
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Welsh & McKean Roads, P.O. Box 844, Spring House, Pennsylvania	19477
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 657-4000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On March 26, 2010, Advanta Bank (“AB”), a Delaware state bank that had approximately $5.2 million of total equity capital on its last Consolidated Reports Of Condition and Income for the quarter ended December 31, 2009 and is an inactive indirect subsidiary of Advanta Corp. (the “Company”), entered into a Settlement Agreement (the “Settlement Agreement”) with the Federal Deposit Insurance Corporation (“FDIC”), as further described below.

As previously disclosed by the Company, the FDIC assessed cross-guarantee liability against AB in relation to deposit liabilities of Advanta Bank Corp., based on the common ownership of the two banks. AB was also, as previously disclosed, involved in regulatory, administrative and judicial proceedings with the FDIC related to, among other things, the issuance of a Temporary Cease and Desist Order (the “Temporary Order”) issued against it by the FDIC and a Notice of Charges and of Hearing (the “Notice”) that was filed by the FDIC to initiate an administrative proceeding against AB. On January 6, 2010, AB filed its response to the Notice denying the allegations in the Notice.

On February 16, 2010, upon motion by AB, the United States District Court for the District of Columbia enjoined the FDIC from enforcing the Temporary Order. The FDIC appealed that decision to the United States Court of Appeals for the District of Columbia Circuit (the “Appeal”).

The Settlement Agreement between AB and the FDIC settles the matters described above. Pursuant to the Settlement Agreement, among other things, the FDIC agreed to withdraw the Appeal and AB agreed to transfer to the FDIC all of the cash, loans, securities, accounts receivable and other assets of AB with the parties agreeing that this transfer would fully satisfy the cross-guarantee liability that was asserted by the FDIC. The Settlement Agreement also contains mutual releases from each of the parties against the other.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

           Advanta Corp.
          (Registrant)

Date: April 1, 2010

By: /s/ Jay A. Dubow
Jay A. Dubow, Chief Administrative
Officer, Senior Vice President,
Secretary and General Counsel